Exhibit 10.1

Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where redactions have been made. The marked information has been redacted because it is both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

LOAN AND PARTNERSHIP AGREEMENT

This Agreement (the “Agreement”) is effective as of July 31, 2024 (the “Effective Date”) by and between Horizons RES PE1 UG (haftungsbeschränkt) & Co. KG, a German Partnership, registered in the commercial register of the local court of Coburg under No. HRA 5449 (the “Partnership”), wholly owned by Solterra Renewable Energy Ltd., an Israeli company number 516641602 with its address located at 6l Jabotinsky Street, B.S.R Tower l, Petach Tikva, Israel (the “Company”) and the lenders, severally and not jointly, who will provide the Partnership an aggregate loan amount pursuant to such allocations as set forth in Schedule A (the “Lenders”). The Partnership and the Lenders referred to collectively as the “Parties” and individually as a “Party”.

WHEREAS, the Partnership desires funding to cover its immediate obligations and working capital requirements; and

WHEREAS, the Lenders have agreed to provide such aggregate amount of funds as set forth in Schedule A, to the Partnership in the form of a loan, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	Preamble

The preamble to this Agreement shall constitute an integral part hereof.

2.	Terms of the Loan

2.1	The Lenders hereby commit to provide the Partnership a Loan in the aggregate amount of Euro 2,080,000 (two million Euros) in accordance with the commitments listed in Schedule A (the “Principal Amount”), and subject to the payments schedule included in Schedule B.

2.2	Interest shall accrue on the Principal Amount at a rate of 7% (seven percent) per annum (the “Interest”, and together with the Principal Amount, the “Loan”) for a period of five (5) years following the date hereof (the “Maturity Date”).

2.3	The Loan shall be repaid to the Lenders upon the earlier of (i) the sale of the Partnership or (ii) the Maturity Date.

2.4	Any loans granted by the Company to the Partnership, either prior to the date hereof or subsequent thereto, shall be fully subordinated to the Loan owed by the Partnership to the Lenders. For the avoidance of doubt, the Partnership shall first repay the Loan (including all Interest) to the Lenders, before repaying any other debt owed by the Partnership to the Company.

2.5	The Lenders shall be entitled to participation rights of 50% of the Partnership’s gains and/or profits (the “Profits”), whether directly by way of 50% membership or ownership interests in the Partnership, or through legal rights for the distribution of 50% of the Partnership’s Profits where the Comapany shall act as a trustee on behalf of the Lenders for these rights (the “Profit Rights”). The Lenders will decide within three (3) months from the date hereof on the chosen alternative and the Partnership will act to execute any actions needed to aplly such decision.

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2.6	Each Lender’s participation in the Principal Amount and corresponding Profits are set forth in Schedule A.

2.7	In the event of a sale of any asset of the Partnership, the Partnership shall first and foremost repay the Lenders with proceeds generated from such sale and pursuant to such amounts owed under the Loan outstanding as of the date of such sale.

2.8	In order to secure the Loan, the Lenders shall have a lien on the Company’s interests in the Partnership (the “Lien”). The Company hereby represents that as of the Effective Date there are no previous liens on the Company’s interests in the Partnership, and the Company shall not dispose such interests and/or apply any additional liens on such interests without a written consent by the Lenders.

2.9	In the event a Lender defaults and does not provide its share in the Loan under this Agreement, then the holdings of such defualing lender in the Profits Rights shall be linearly decreased, based on the amount of the Loan that was actually provided by such Lender to the Partnership out of its entire Loan commitment.

3	Representations and Undertakings of the Partnership

The Partnership hereby represents and warrants to the Lenders as follows:

3.1	The Partnership is an entity duly organized, validly existing and in good standing under the laws of Germany.

3.2	The Partnership has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions and perform its obligations contemplated hereby.

3.3	This Agreement has been duly and validly authorized, executed and delivered by the relevant bodies of the Partnership and it constitutes a binding obligation of the Partnership, enforceable against it in accordance with the applicable laws of Germany.

3.4	The execution of this Agreement and the performance of any of the transactions contemplated by it do not and shall not contravene or constitute a default under, or cause to be exceeded, any limitation on the Partnership or the powers of its authorized managers imposed by or contained in.

3.5	The entry into this Agreement by the Partnership does not conflict with: (i) any applicable law; (ii) the organizational documents of the Partnership or any of its other constitutional documents; or (iii) any agreement which it is a party or under which it is bound.

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3.6	No consent, approval, order or authorization of any third party, or registration, qualification, designation, declaration or filing with governmental authority is required on the part of the Partnership in connection with the consummation of the transactions contemplated by this Agreement.

3.7	There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or, to the knowledge of the Partnership, threatened against the Partnership. The Partnership is not subject to any order, writ, judgment, injunction, decree or award of any court or any governmental authority.

3.8	The Partnership has not been advised, nor does the Partnership have reason to believe, that it is not conducting its business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting its business.

4	Taxes

Each Party shall bear its own tax liability (including any withholding tax, if any), deriving from all rights and benefits granted under this Agreement, including without limitation all present or future taxes, levies, deductions, penalties, fines, or similar liability under any applicable law.

5	Right of First Offer

5.1	The Company has an obligation under the agreement dated August 4, 2023 between the Company and Solarpack Corporation Tecnologica, S.A.U (“Zelestra”), to introduce to Zelestra all the solar photovoltaic projects developed by the Company in Germany (“Subsequent Projects”) until February 4, 2025 (the “Exclusivity Term”). During such Exclusivity Term, Zelestra has the option to evaluate any Subsequent Project (by means, among others, of conducting due diligence) and to decide whether to acquire the Subsequent Project(s) within twenty (20) business days from the date the relevant Subsequent Project has been submitted to Zelestra (the “Call Option”).

5.2	In the event Zelestra shall exercise its Call Option during the Exclusivity Period and will acquire the Subsequent Project, then the Lenders shall be entitled to 5% (five percent) from the Company’s profits in the relevant Subsequent Project.

5.3	In the event Zelestra shall not exercise its Call Option during the Exclusivity Period, then the Company shall first introduce the Subsequent Project to the Lenders, including the due diligence documents and the relevant budget until RTB stage, and the Lenders shall have the option (but not the obligation) within 15 business days to finance the development costs through a loan under the same terms of this Agreement and 50% of Profits Rights of the Company in the Subsequent Project.

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5.4	At the end of the Exclusivity Period (i.e. after February 4, 2025) all Subsequent Projects shall be introduced first and foremost to the Lenders by the Company, under the same mechanism as described in section 5.3 above, until the earlier of (a) 2 years from the date hereof; (b) Euro 6 million have been committed by the Lenders for projects being promoted by the Company (c) over 500MW have been introduced to the Lenders.

6	Expenses

Each Party will bear its own legal fees and any other expenses with respect to this Agreement.

7	Confidentiality

Each Party hereto agrees to: (a) subject to the reporitng requirements of any Lenders and the obligations relating thereto, keep the existence of this Agreement and all matters contained herein strictly confidential and not to disclose them, except to their legal and other advisers; (b) to consult with each other and agree on desirability, timing and substance of any public announcement or disclosure to the public relating to the Agreement, subject to any applicable law or requirement by any authority.

8	Entire Agreement; Amendment

The Parties acknowledge and agree that this Agreement is the entire complete and exclusive statement of their agreement relating to the subject matter hereof and supersedes all other proposals (whether oral or written), understandings, representations, conditions, and other communications between the Parties relating hereto. This Agreement may be amended only by a subsequent writing that specifically refers to this Agreement and is signed by all Parties, and no other act, document, usage, or custom shall be deemed to amend this Agreement.

9	Governing Law; Dispute Resolution

This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Israel. Any and all disputes arising out of or in connection with the execution, interpretation, performance, or non-performance of this Agreement, that are not resolved amicably and in good faith by the Parties, shall be resolved by the competent courts in Tel-Aviv, Israel.

10	Assignment

Neither Party may assign any of its rights or obligations under this Agreement without the express prior written consent of the other Party.

11	Waivers

A failure to delay or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or exercise of another right or remedy.

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12	Further Assurance

Each Party shall do and execute, or arrange for the doing and executing of, each necessary act, document and thing reasonably within its power to implement this Agreement.

13	Notices

All notices, certificates, acknowledgements and other responses hereunder shall be in writing and shall be deemed properly delivered after one (1) business day if delivered by e-mail, or seven (7) business days after being duly mailed by registered mail to the other Party.

14	Severability

If any term or provision of this Agreement is found to be illegal or unenforceable, the validity of the remainder of the Agreement will remain in full force and effect.

15	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Facsimile signatures shall be binding as original signature.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized signatories identified below as of this 31st day of July 2024.

BORROWER	COMPANY	LENDERS
Horizons RES PE1 Signature: /s/ Yair Harel Name: Yair Harel Title: Managing Director	Solterra Renewable Energy Ltd. Signature: [corporate seal] /s/ Eran Litvak, /s/ Yair Harel Name: Eran Litvak, Yair Harel Title: Co- CEOs	N2OFF Inc. Signature: /s/ David Palach Name: David Palach Title: CEO
L.I.A. Pure Capital Ltd. Signature: Name: Title:

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Schedule A

List of Lenders

[***]

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Schedule B

Payments Schedule

[***]

Melz – Partnership and Loan Agreement – July 2024